Exhibit 10.2

Perrigo Ireland 2 Ltd
Treasury Building
Lower Ground Canal Street
Dublin 2
Ireland

Dublin, 27 April 2016,

Dear Sirs,

Reference is made to clause 13.2 (Non-Compete and non-solicitation) of the agreement for the sale and purchase of 685,348,257 shares of Omega Pharma Invest NV dated 6 November 2014, between Perrigo Company Plc (which assigned its rights and obligations under such agreement to Perrigo Ireland 2 Ltd), HoldCo 1 BE NV and Alychlo NV (the SPA).
We hereby request your approval to replace clause 13.2 (a) of the SPA effective as of the date of your acceptance with the following clause:

“(a)
Alychlo covenants with the Purchaser and each Group Company that it shall not, and shall procure that none of its affiliated persons (including Mr Marc Coucke) shall, whether alone or jointly with another party, and whether directly or indirectly, set up or participate in a business that directly competes with the Business of the Group Companies as on Completion Date until (x) 27 April 2018 in the European Economic Area (other than Belgium) for the Business, (y) 27 April 2018 in Belgium with respect to the distribution of generic drugs, and (z) 27 April 2017 in Belgium for the Business that is not distribution of generic drugs, provided that this restriction shall not:

(i)	prevent the continuation by such person of any activities as conducted by it on 6 November 2014; or

(ii)
prevent such persons from holding shares or other interests in (i) Perrigo Topco or any member of the Purchaser’s Group or (ii) a listed company which confer not more than 3% of the votes which could normally be cast at a general meeting of that company; or

(iii)
apply (or as the case may be shall cease to apply) to the extent such person acquires any company or business after Completion and, as a result of such acquisition, acquires a company or business which falls within the restrictions of this Subclause (the Relevant Interest), provided that the Relevant Interest does not account for more than 5% of the total turnover of the company or business acquired; or

(iv)	prevent the continuation by such person of any activities listed in Annex 1.
For the purposes of this Clause 13.2(a), transactions undertaken by Alychlo and any of its affiliated persons (including Mr Marc Coucke) shall be aggregated and treated as undertaken by a single person (and affiliated persons to Alychlo shall include any affiliated person to Alychlo as at the date of this agreement notwithstanding that it may subsequently cease to be an affiliated person).”

Capitalised terms used herein and not otherwise defined shall have the meaning set forth in the SPA.
All other provisions of the SPA shall remain applicable and in full force and effect. For the avoidance of doubt the original wording of Clause 13.2(a) shall continue to govern the non-compete obligations of Alychlo NV with respect to the period prior to the date of this, it being understood that the exceptions included in the amended clause (iv) are to have effect as of the date of the SPA (as if they had been incorporated into and formed part of the SPA at that time).

This letter and all non-contractual obligations arising out of it or in connection with it shall be governed by and shall be construed in accordance with the laws of Belgium.
Any dispute arising out or in connection with this letter shall be exclusively and definitively settled in accordance with the rules of CEPANI. The arbitral tribunal shall be composed of three arbitrators. Each of Alychlo NV and Perrigo Ireland 2 Ltd shall nominate in the request for arbitration and the answer, respectively, one arbitrator. The place of arbitration shall be Brussels and the language of the proceedings shall be English. The foregoing does not exclude the right of the Parties to ask for interim relief before the president of the Dutch speaking commercial court of Brussels or any other court having jurisdiction.

Regards
For Alychlo NV (Lembergsesteenweg 19, 9820 Merelbeke (VAT BE) 0895.140.645 R.P.R Gent)

/s/ Marc Coucke
Mr. Marc Coucke
Chairman & Managing Director

ACKNOWLEDGED AND AGREED

PERRIGO IRELAND 2 Ltd

/s/ Mary Sheahan
Name:    Mary Sheahan
Title: Director
Date: 27 April 2016

Annex 1 List of permitted activities
Any activities or participation in relation to or as part of:
a. the trademark K-Protect;
b. Mithra Pharmaceuticals SA;
c. Fagron NV;
d. Ecuphar NV; and
e. Pharco Innovations NV.